Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

DRAGON BRIGHT MINTAI BOTANICAL TECHNOLOGY (CAYMAN) LIMITED

龍輝閩台高科技植物（開曼群島）有限公司

1	The name of the Company is Dragon Bright Mintai Botanical Technology (Cayman) Limited 龍輝閩台高科技植物（開曼群島）有限公司.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is HK$5,000,000 divided into 5,000,000,000 shares of a par value of HK$0.001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 17th day of February 2011.

Signature and Address of Subscriber	Number of Shares Taken
Mapcal Limited of PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands acting by: /s/ _______________________________ /s/ _______________________________ Witness to the above signature	One